Exhibit 16.1
January 6, 2011
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by DAC Technologies Group International, Inc. in Item 4.01 of its Form 8-K dated January 6, 2011, captioned “Changes in Registrant’s Certifying Accountant.” We have no basis to agree or disagree with the other statements contained therein.
Yours truly,
/s/ Frazer Frost, LLP